Exhibit 15

December 17, 2004

The Board of Directors
Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, Arkansas 72919-5534

We are aware of the inclusion or incorporation by reference in the Beverly Enterprises, Inc. Registration Statement (Form S-4 No. 333-119230) of our reports dated April 30, 2004, August 2, 2004, and November 2, 2004 relating to the unaudited condensed consolidated interim financial statements of Beverly Enterprises, Inc. that are included in its Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004.

/s/ Ernst & Young LLP